Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Rick Moberg
Aware, Inc.
781-276-4000

Aware, Inc. Reports Fourth Quarter and 2014
Financial Results

BEDFORD, MASS. – February 10, 2015 – Aware, Inc. (NASDAQ: AWRE), a leading supplier of biometrics software and services, today reported financial results for its fourth quarter and year ended December 31, 2014.

Revenue for the fourth quarter of 2014 was $4.3 million, a decrease of 24% compared to $5.6 million in the same quarter last year. Operating income in the fourth quarter of 2014 was $0.2 million compared to $0.8 million in the fourth quarter of 2013. Lower revenue and operating income in the fourth quarter of this year versus last year was primarily due to lower hardware sales.

Net income in the fourth quarter of 2014 was $0.2 million, or $0.01 per diluted share, which compares to $1.6 million, or $0.07 per diluted share, in the same period a year ago.  Net income in the year ago quarter included $1.1 million, or $0.05 per diluted share, of income from discontinued operations.

For the year ended December 31, 2014, revenue increased 23% to $23.7 million, compared to $19.4 million in the same period a year ago.  Operating income for 2014 was $7.1 million compared to $5.3 million in 2013. Higher operating income in 2014 was primarily due to: i) a $0.4 million increase in operating income before patent related income; and ii) a $1.4 million increase in income from patent related activities.  The $0.4 million increase in operating income before patent related income was driven by higher hardware and services revenue in 2014.

Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432 Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com

Aware, Inc. Reports Fourth Quarter and 2014 Financial Results	Page 2

Net income for the year ended December 31, 2014 was $4.6 million, or $0.20 per diluted share. These results compared to net income of $2.6 million, or $0.11 per diluted share in 2013. Net income in 2013 included a $1.2 million loss, or $0.05 per diluted share, from discontinued operations.

Rick Moberg, Aware’s co-chief executive officer and chief financial officer, said “While financial results for the fourth quarter did not meet our expectations, results for the full year did.  Our biometrics business achieved its best year of financial and operational results since its inception more than 20 years ago.  We go into 2015 with the most complete product portfolio we’ve ever enjoyed, a strengthened engineering organization, an experienced sales staff, and a solid balance sheet.  We believe we have the products and people to continue our success in this industry.”

About Aware
Aware is a leading provider of biometrics software products and development services to governments, system integrators, and solution providers globally. Our products include SDKs, software components, workstation applications, and a modular, centralized, service-oriented platform. They fulfill a broad range of functions critical to biometric authentication and search, including face, fingerprint, and iris autocapture, image quality assurance, data compliance, capture hardware peripheral abstraction, centralized data processing and workflow, subsystem connectivity, and biometric matching algorithms. The products are used to enable identity-centric security solutions with biometrics for applications including border management, credentialing and access control, intelligence and defense, and law enforcement. Aware is a publicly held company (Nasdaq: AWRE) based in Bedford, Massachusetts.

See Aware’s website for more information about our biometrics software products.

Safe Harbor Warning
Portions of this release contain forward-looking statements regarding future events and are subject to risks and uncertainties, such as estimates or projections of future revenue and earnings, and the growth of the biometrics markets. Aware wishes to caution you that there are factors that could cause actual results to differ materially from the results indicated by such statements.

Risk factors related to our business include, but are not limited to: i) our operating results may fluctuate significantly and are difficult to predict; ii) we derive a significant portion of our revenue from government customers, and our business may be adversely affected by changes in the contracting or fiscal policies of those governmental entities; iii) we derive a significant portion of our revenue from third party channel partners; iv) we face intense competition from other biometrics solution providers; v) our business is subject to rapid technological change; vi) our software products may have errors, defects or bugs which could harm our business; vii) our business may be adversely affected by our use of open source software; viii) our intellectual property is subject to limited protection; ix) we may be sued by third parties for alleged infringement of their proprietary rights; x) we must attract and retain key personnel; xi) we rely on single sources of supply for certain components used in our hardware products; xii) our business may be affected by government regulations and adverse economic conditions; and xiii) we may make acquisitions that could adversely affect our results.

We refer you to the documents Aware files from time to time with the Securities and Exchange Commission, specifically the section titled Risk Factors in our annual report on Form 10-K for the fiscal year ended December 31, 2013 and other reports and filings made with the Securities and Exchange Commission.

Aware is a trademark or registered trademark of Aware, Inc.
Any other trademarks appearing herein are the property of their respective owners.

Aware, Inc. Reports Fourth Quarter and 2014 Financial Results	Page 3

AWARE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
 (unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Revenue:
Software licenses	$1,778	$1,382	$8,537	$8,241
Software maintenance	1,069	952	4,351	3,866
Services	1,242	1,068	5,173	3,148
Hardware	120	2,053	4,933	3,182
Royalties	100	182	726	920
Total revenue	4,309	5,637	23,720	19,357

Costs and expenses:
Cost of hardware	82	1,551	3,485	2,365
Cost of services	662	468	2,359	1,503
Research and development	1,445	1,043	5,505	4,085
Selling and marketing	928	879	3,741	3,344
General and administrative	949	942	3,668	3,522
Total costs and expenses	4,066	4,883	18,758	14,819

Patent related income	-	-	2,127	780

Operating income	243	754	7,089	5,318
Other income (expense)	-	(3)	(59)	23
Interest income	43	88	225	328
Income from continuing operations before income taxes	286	839	7,255	5,669
Provision for income taxes	47	314	2,672	1,917
Income from continuing operations	239	525	4,583	3,752
Income (loss) from discontinued operations, net of income taxes	-	1,060	-	(1,156)

Net income	$239	$1,585	$4,583	$2,596

Basic net income per share:
Basic net income per share from continuing operations	$0.01	$0.02	$0.20	$0.17
Basic net income (loss) share from discontinued operations	-	0.05	-	(0.05)
Basic net income per share	$0.01	$0.07	$0.20	$0.12

Diluted net income per share:
Diluted net income per share from continuing operations	$0.01	$0.02	$0.20	$0.16
Diluted net income (loss) per share from discontinued operations	-	0.05	-	(0.05)
Diluted net income per share	$0.01	$0.07	$0.20	$0.11

Weighted-average shares – basic	22,806	22,572	22,703	22,543
Weighted-average shares - diluted	22,892	22,693	22,787	22,641

Aware, Inc. Reports Fourth Quarter and 2014 Financial Results	Page 4

AWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31, 2014	December 31, 2013

ASSETS
Cash and investments	$45,413	$75,414
Accounts receivable, net	3,619	4,582
Inventories	2	1,601
Property and equipment, net	5,289	5,582
Deferred tax assets	972	1,145
Other assets, net	598	1,005

Total assets	$55,893	$89,329

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$3,430	$4,161
Long-term deferred revenue	74	18
Total stockholders’ equity	52,389	85,150

Total liabilities and stockholders’ equity	$55,893	$89,329

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Aware, Inc. • 40 Middlesex Turnpike • Bedford, MA USA 01730-1432 Tel: (781) 276-4000 • Fax: (781) 276-4001 • E-mail: IR@aware.com